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                                                                     EXHIBIT 8.1







                                                          March __, 1997


HomeSide Lending, Inc.
7301 Baymeadows Way
Jacksonville, Florida  32256

Ladies and Gentlemen:

         We have acted as counsel to HomeSide Lending, Inc., a Florida corporation (the "Company") in connection with the proceedings being taken to register under the Securities Act of 1933, as amended $1,000,000,000 principal amount of debt securities pursuant to a Registration Statement on Form S-1 (File No. 333-21193) filed with the Securities and Exchange Commission (the "Registration Statement"). The debt securities will be issued pursuant to an Indenture in the form filed as an exhibit to the Registration Statement.

         As such counsel, we have examined such documents as we have deemed necessary as a basis for the opinions hereinafter expressed. Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the description under the heading "United States Federal Income Tax Considerations" in the Prospectus Supplement forming a part of the Registration Statement fairly describes, subject to the assumptions and qualifications set forth therein, the material United States federal income tax consequences to holders of the debt securities under currently applicable law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,



                                                     HUTCHINS, WHEELER & DITTMAR
                                                     A Professional Corporation